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                                                                    EXHIBIT 99.2

         CONSENT OF MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

    We hereby consent to the use of our opinion letter, dated November 22, 1998, to the Board of Directors of Tyco International Ltd. ("Tyco") included as Annex D to the Joint Proxy Statement/ Prospectus that forms a part of the Registration Statement on Form S-4 relating to the proposed merger of AMP Merger Corp., a wholly-owned indirect subsidiary of Tyco, with and into AMP Incorporated, and to the references to such opinion in such Joint Proxy Statement/Prospectus under the captions entitled "Summary--The Merger--Opinion of Tyco's Financial Advisor," and "The Merger--Background of the Merger," "--Recommendation of the Board of Directors of Tyco; Reasons of Tyco for the Merger" and "--Opinion of Tyco's Financial Advisor." In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                                          MERRILL LYNCH, PIERCE, FENNER &
                                          SMITH INCORPORATED

                                          By: /s/ Richard P. Johnson
                                             -----------------------------------

                                              Richard P. Johnson
                                             Managing Director
                                             Investment Banking Group

December 11, 1998